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                                                                   Exhibit 10.24

       Topro Signs Letter of Intent to Acquire All-Control Systems, Inc.
          Acquisition Expected to Add $10 Million to Revenue Stream

    DENVER, Oct 16./PRNewswire/ -- Topro, Inc. (Nasdaq: TPRO), a leading provider of automation and information technology solutions to industry, today announced that it has signed a letter of intent to acquire All-Control Systems (ACS(R)) of West Chester, Pennsylvania. ACS, which reported sales of approximately $10 million in 1995, is a leading provider of systems integration and business management consulting solutions for companies in the process industries.
    Terms of the proposed acquisition have not been disclosed. The transaction, which is expected to close by November 30, 1996, is subject to completion of customary due diligence and approval by Topro's Board of Directors.
    Topro CEO John Jenkins said the acquisition of ACS will increase Topro's annualized revenue stream to more than $40 million, and will give the Company a significant presence in the nation's Mid-Atlantic and Northeast regions.
    "This acquisition will also significantly strengthen our position as one of the nation's largest independent control systems integrators," Jenkins said. "We are very pleased to be adding such a reputable firm to the Topro family."
    Kevin Fallon, who will continue as president and CEO of ACS, said, "This merger represents an outstanding opportunity for our customers, our employees and our shareholders. We look forward to joining the Topro team, which we believe is positioned to become the industry's premier automation and information technology solutions provider."
    ACS has been in business more than 14 years and employs approximately 65 systems integration professionals. The Company's customer's include Chesebrough-Ponds USA, Coca-Cola, Glaxo-Wellcome, IBM and Wyeth-Ayrest.
    Since August 1995, Topro has acquired three other systems integration companies including: Atlanta, Georgia-based MDCS, Albany, Oregon-based ACT, and Vision Engineering which is based in Cyprus, California.
    "We are committed to providing the most comprehensive automation and information technology solutions offering in the industry," Jenkins said.
    "Combining the strengths of five successful integrators allows us to tap into national and international business opportunities. In addition, we now have complementary expertise and resources which enable Topro to offer an improved scope of product -- covering many industries and technologies, across our broad geographic base."
    Statements made in this news release that are not historical facts may be forward looking statements. Actual results may differ materially from those projected in any forward looking statement. There are a number of important factors that could cause actual results to differ materially from those anticipated by any forward looking information. A description of risks and uncertainties attendant to Topro and its industry and other factors which could affect the Company's financial results are included in the Company's Securities and Exchange Commission Filings.